Exhibit 99.1

Goldfield Announces Improved Results

          MELBOURNE, Fla., Aug. 15 /PRNewswire-FirstCall/ -- The Goldfield Corporation (Amex: GV), a leading provider of electrical construction services in the southeastern United States and a developer of condominiums, today announced significantly improved second quarter and six-month earnings results for 2005.

          For the quarter ended June 30, 2005, Goldfield reported total revenues of $9,470,952, up 25.3 percent from $7,561,405 in the like period of 2004.  The improved results were mainly attributed to increased real estate development activity and significantly improved operations in the company’s electrical construction segment. Net income from continuing operations increased to $574,588, or 2 cents per share, compared with a net loss of $562,473, or 2 cents loss per share for the same period in 2004. Net income (including discontinued operations) increased to $572,812, or 2 cents per share, compared to a net loss of $562,473, or 2 cents loss per share for the periods ending June 30, 2005 and 2004, respectively.

          Total revenues for the six months ended June 30, 2005 decreased 10.7 percent to $17,702,425, compared to $19,822,110 during the like period in 2004. This decrease was primarily due to a decline in the level of electrical construction activity.

          For the six months ended June 30, 2005, net income from continuing operations more than doubled to $723,892, or 3 cents per share, from $276,697, or 1 cent per share, for the same period in 2004.  Net income (including discontinued operations) was $709,364, or 3 cents per share, compared to $276,697, or 1 cent per share, for the six months ended June 30, 2005 and 2004, respectively.  The increase in net income largely resulted from higher real estate development activity and improved operations in the company’s electrical construction segment.

          The backlog for real estate development operations at June 30, 2005 was approximately $6,308,000.  There was no backlog at the same point last year.  Goldfield expects to complete and deliver to buyers by early 2006 all backlog reflected at June 30, 2005.  The current backlog assumes settlement of existing sales contracts from the Oak Park project, which commenced construction early this year, but does not include any amount from the substantially larger initial phase of the Pineapple House project.

          At June 30, 2005, electrical construction backlog had more than doubled to $11,590,000, from $4,700,000 at June 30, 2004.

          In commenting on the second quarter results, John H. Sottile, president of Goldfield, said, “The markedly improved six months results reflect the continuing growth of our real estate development activity and improved operations in our electrical construction business.”  Mr. Sottile also noted that “the significant buildup of backlogs in both real estate development and electrical construction operations should favorably impact results for the balance of 2005.”

          About Goldfield
          Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the southeastern United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield is also involved in the development of high-end condominium projects on Florida’s east coast.

          Statements in this release are based on current expectations. These statements are forward-looking, and actual results may differ materially. For further details, see the company’s filings with the Securities and Exchange Commission.

Further Information
Investors:
The Goldfield Corporation, 321-724-1700 or
investorrelations@goldfieldcorp.com

THE GOLDFIELD CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,

	2005	2004	2005	2004

Revenue
Electrical construction	$5,284,372	$6,685,343	$12,384,688	$15,957,277
Real estate development	4,186,580	876,062	5,317,737	3,864,833
Total revenue	9,470,952	7,561,405	17,702,425	19,822,110
Costs and expenses
Electrical construction	4,335,895	6,880,757	10,253,467	14,429,031
Real estate development	2,475,035	647,912	3,167,487	2,722,941
Depreciation and amortization	635,047	500,815	1,260,778	987,335
Selling, general and administrative	1,062,377	659,262	1,813,156	1,423,756
Total costs and expenses	8,508,354	8,688,746	16,494,888	19,563,063
Other income (expenses), net
Interest income	25,433	17,934	53,891	38,509
Interest expense, net	(33,475)	(11,502)	(66,460)	(18,001)
Loss on sale of property and equipment	(9,069)	(1,797)	(10,555)	(2,912)
Other	4,136	16,164	6,024	16,759
Total other income (expenses), net	(12,975)	20,799	(17,100)	34,355
Income (loss) from continuing operations before income taxes	949,623	(1,106,542)	1,190,437	293,402
Income taxes (benefit)	375,035	(544,069)	466,545	16,705
Income (loss) from continuing operations	574,588	(562,473)	723,892	276,697
Loss from discontinued operations	(1,776)	—	(14,528)	—
Net income (loss)	$572,812	$(562,473)	$709,364	$276,697
Earnings (loss) per share of common stock - basic and diluted
Continuing operations	$0.02	$(0.02)	$0.03	$0.01
Discontinued operations	—	—	—	—
Net income (loss)	$0.02	$(0.02)	$0.03	$0.01
Weighted average common shares and equivalents used in the calculations of earnings per share
Basic	25,687,548	26,336,064	25,760,218	26,313,124
Diluted	25,721,118	26,336,064	25,793,798	26,364,166

SOURCE  The Goldfield Corporation
          -0-                                                            08/15/2005
          /CONTACT:  The Goldfield Corporation, +1-321-724-1700, or investorrelations@goldfieldcorp.com /
          /First Call Analyst: /
          /FCMN Contact: swherry@goldfieldcorp.com /
          /Web site:  http://www.goldfieldcorp.com /